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                                                                EXHIBIT 74

CONTACTS:
     QUICKTURN DESIGN SYSTEMS, INC.     ABERNATHY MACGREGOR FRANK
     Ray Ostby                          Matt Sherman
     (408) 914-6000                     (212) 371-5999


FOR IMMEDIATE RELEASE


                         FEDERAL DISTRICT COURT DENIES
                    MENTOR'S LAST DITCH EFFORT TO DELAY VOTE

SAN JOSE, Calif., January 8, 1999 -- Quickturn Design Systems, Inc. (Nasdaq:
QKTN) today announced that the United States Federal District Court for the District of Delaware has denied an application by Mentor Graphics Corporation (Nasdaq: MENT) for a temporary restraining order to postpone or adjourn Quickturn's Special Meeting of Stockholders scheduled for today, January 8, 1999. The Federal Court's denial allows the Special Meeting to take place as scheduled.

Keith R. Lobo, president and chief executive officer of Quickturn, said, "We're pleased with the Federal Court's ruling and we look forward to proceeding with our Special Meeting."

Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.
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